UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2012

Landmark Energy Enterprise, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-147685	271617248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1404 E Joppa Road Towson, MD 21286
(Address of Principal Executive Office) (Zip Code)

Phone:  443-956-2392
 (Registrant’s telephone and Facsimile number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2012, Landmark Energy Enterprise Inc (“Company”) held an annual stockholder meeting in Towson, Maryland. At this annual stockholder meeting, the Company's stockholders elected the new board directors and officers.

Our new board of directors consists of following members:

Yidian Dong (Yidian Dong was also elected the Chairman of the Board of Directors)

Di Zhang

Zemin Su

Tonghuai Wang

Nai Sung Chou

Pik Hang Lew

Sue Zhao

Our new executive officers are:

Chief Executive Officer: Yidian Dong

Secretary: Di Zhang

Chief Financial Officer: Zemin Su

Pik Hang Lew and Sue Zhao are new members to the Board of Directors. Their background information is as follows:

Pik Hang Lew, age 55, graduated from Brooklyn College Designer School. He is experienced and specialized in designing jewelry, repair, and customer relations. From 1984 to 1985, he was sample maker for Salame. From 1985 to 1986, he was Sample maker for Salame. From 1987 to present, he was Manager of P.H Lee Jewelry.

Sue Zhao, age 40, earned a Bachelor of Applied Science in Industrial Engineering in Information System from University of Toronto, Toronto, Canada. From July 1997 to May 1999, Sue Zhao worked as a Technical System Analyst for RBC Capital Market Financial Engineering. From May 1999 to January 2002, Sue Zhao was Application Developer for Goldman Sachs Group Private Wealth Management. From May 2003 to August 2006, Sue Zhao was Senior Programmer Analyst for Global Fixed Income Technology, Citigroup FX Front Office – FX Analytics & Smith Barney Asset Management. From August 2006 to September 2010, Sue Zhao was Senior Programmer Analyst for Barclay Capitals / Lehman Brothers Foreign Exchange Options Trading Technology. From October 2010 to present, Sue Zhao works in Metlife.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Towson, Maryland.

Landmark Energy Enterprise, Inc

Date: April 6, 2012	By:	/s/ Yidian Dong
Yidian Dong Director Chief Executive Officer Chairman of the Board